EXHIBIT 2

AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the Common Stock, $0.01 par value, of Biocryst Pharmaceuticals, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.

Date: August 8, 2007	By:	/s/ Julian C. Baker
Julian C. Baker

By:	/s/ Felix J. Baker
Felix J. Baker